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For Immediate Release

Contact:
Press & Media:                                   Investors:
Stacie Mascitelli                                Frank Connolly
Director, Communications                         Chief Financial Officer
203-299-7620                                     203-299-7157
smascitelli@modemmedia.com                       fconnolly@modemmedia.com
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                Modem Media Announces Organizational Realignment


NORWALK, CT - June 8, 2001 -- Modem Media (Nasdaq: MMPT), a leading Internet professional services firm, announced today that it has completed a series of organizational changes and expense reductions. These actions, which commenced during the second quarter and were completed today, involved staff reductions in its Norwalk, Paris, Toronto, London, and Hong Kong offices.

As a result of the restructuring, Modem Media is expected to realize operational savings in 2001 of approximately $2.7 million. The staff reductions totaled 76 employees, or approximately 10% of the Company's global workforce, of which 69 were billable. A one-time charge will be incurred in the second quarter for severance-related costs in the amount of approximately $1 million. The Company also expects to incur an additional one-time charge in the second quarter to increase the provision, recorded in 2000, for excess space in San Francisco.

"We are taking steps to adjust the structure and mix of our client teams to deliver better value to our clients. This shift has reduced the need for selected resources. In addition, we continue to manage our resources to the current level and mix of our business," said Marc Particelli, Chief Executive Officer. "By more clearly defining the process by which we deliver strategic and executional work for our clients, we are able to increase value and innovation for our clients and eliminate redundancies within our work processes."

"From a financial perspective, we remain confident in the underlying strength of our business model," said Frank Connolly, Chief Financial Officer. "Our global client base and pipeline remain dominated by Fortune 500 and large international companies. We expect our second quarter revenues to be down from the first quarter and prior year, and we continue to make significant progress in reducing our operating costs."

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is a leading Internet
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professional services firm focused on solving marketing and customer management problems facing global companies most impacted by digital change. By combining technology-driven solutions with a deep understanding of customer needs, Modem Media
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creates more rewarding solutions for clients and their customers.
Headquartered in Norwalk, CT, with offices in New York City, San Francisco, Toronto, London, Paris, Munich, Hong Kong and Sao Paulo, Modem Media leverages its deep experience in marketing and business strategy, creative design, and technology to deliver integrated service offerings on a global basis. Modem Media has created customer-focused Internet solutions for global brands such as Citibank, Delta Air Lines, Friends Provident, General Electric, General Motors, IBM, JCPenney, Kraft, Michelin and Philips.

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This press release contains statements that are "forward-looking" within the meaning of applicable federal securities laws, including the Company's revenues and expected costs for the second quarter of 2001, the estimate of the size of its one-time charge, and the timing of and impact of the expense reduction program. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include the Company's need to add capacity in the future, timing and scope of new projects and client initiatives, demand for the Company's services, spending levels of the Company's clients, the timing of cost saving efficiency programs, pricing pressures in the market place, the amounts paid to terminated employees as severance, and other factors more fully discussed in our filings with the Securities and Exchange Commission.







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